RESIDUAL STOCK REDEMPTION NOTE


$---------------                PORTLAND, OREGON                 ---------------

         United  Grocers,  Inc., an Oregon  corporation,  pursuant to Article V,
Section 6, of its Bylaws, promises to pay to

                  ---------------------------- the sum of

$-------------- in lawful money of the United States, in 20 equal quarterly principle installments, together with interest from the date hereof to the date of payment at a present rate of ---% per annum. It is agreed that at any time the interest rate being paid by United Grocers, Inc., on its latest series of Capital Investment Notes shall increase or decrease from the interest rate specified herein, a corresponding adjustment shall be made in this interest rate. If such interest rate shall be increased above the original rate set forth in this Note, the quarterly payment payable hereunder shall be correspondingly increased so that the indebtedness evidenced hereby will be paid in full in regular quarterly installments by the end of the amortization period hereinabove set forth. If such interest rate shall be reduced, the quarterly payment shall likewise be reduced, the quarterly payment shall likewise be reduced to effectuate payment in full in accordance with the amortization period.

         The payments hereunder shall be due and payable quarterly on the fifteenth day of February, May, August and November of each year until the whole sum of principle and interest has been paid in full. The first payment will be on the regular payment date first following board approval of the transaction.

         All sums paid on this Note shall be applied in the following order: to interest as accrued and then to principal.

         This Note is transferable only upon the books of the corporation upon surrender and properly endorsed by the registered owner hereof, subject to the rules and regulations as now or may hereinafter be adopted by the Board of Directors of United Grocers, Inc.

         IN WITNESS WHEREOF, the corporation has caused this Note to be executed by its duly authorized officers.

                                 United Grocers, Inc., an Oregon corporation

                                 By-----------------------------------------
                                          Alan C. Jones, President

                                 By-----------------------------------------
                                          John W. White, Vice-President